Exhibit 10.2

EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed this 30th day of April, 2002, by and between enherent Corp., a Delaware corporation, with its principal place of business at 12300 Ford Rd., Suite 450, Dallas, Texas 75234 (“Employer”) and Dan S. Woodward, an individual residing at 12223 Calico Falls Lane, Houston, TX 77041 (“Executive”).

RECITALS:

A.                                   Employer is an application development services company.

B.                                     Executive is currently employed by Employer as its Chairman and Chief Executive Officer and desires to continue in those roles for the Employer subject to the conditions hereinafter set forth.

C.                                     Executive is willing to make his services available to Employer on the terms and conditions hereinafter set forth.

AGREEMENT:

                Therefore, in consideration of the premises, mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employer and Executive hereby agree as follows:

1.     Employment.  Employer hereby agrees to continue the employment of Executive, and Executive agrees to continue in the service of Employer, subject to the terms and conditions contained herein.

2.     Term:  Subject to earlier termination, as provided hereafter, Executive’s employment hereunder shall be for an initial term of one (1) year, commencing on January 1, 2002 (the “Effective Date”) and ending on December 31, 2002; provided, however, that the term shall automatically renew on January 1, 2003 for one (1) additional twelve month period.  The term of this Agreement, as it may be renewed in accordance with this Section 2, is hereafter referred to as “the term hereof” or “the term of this Agreement”.

3.     Duties:  Executive shall be elected to the Board of Directors of Employer (the “Board”), shall serve as the Chairman of the Board and Chief Executive Officer of Employer and shall report to the Board.  As Chief Executive Officer of Employer, Executive shall have the primary responsibility to manage and direct the day-to-day business of Employer, including the generation of income and control of expenses.  In addition, Executive will be responsible for directing the organization with the objective of providing maximum profit and return on invested capital; establishing current and long-range objectives, plans, and policies, in all cases, subject to the approval of the Board; and representing Employer with its major customers, the financial community and the public.  Executive shall perform such other duties as may be reasonably assigned to him by the Board.  With the consent of the Board, Executive may (i) devote a reasonable amount of time and effort to charitable, industry or community organizations, and (ii) subject further to the provisions of Section 6 hereof, the Executive may serve as a director of other companies, provided that any such positions and activities are not in conflict, and do not otherwise interfere, in any material respect, with Executive’s duties and responsibilities to Employer.

4.     Compensation:  During the term of this Agreement, Executive shall be compensated as follows:

A.    Salary.  Executive shall be paid an annual salary of three hundred eighteen thousand dollars ($318,000) (the “Annual Base Salary”), to be paid in equal periodic semi-monthly installments according to Employer’s customary payroll practices.  The Annual Base Salary will be reviewed annually by the Board and increased (but not decreased) if the Board, in its discretion, determines such an increase to be appropriate.  Nothing contained herein shall be construed to prevent or require Employer from increasing Executive’s Annual Base Salary.

B.    Annual Incentive Compensation.  Employer will provide the Executive with an annual bonus opportunity of one hundred thousand dollars ($100,000) (the “Achievement Bonus”) for meeting targets and objectives to be established in a written bonus plan by the Board (the “Bonus Plan”).  Employer will further provide Executive with an “over achievement” bonus opportunity of fifty thousand dollars ($50,000) for exceeding the targets and objectives assigned by the Board and contained in the Bonus Plan.

C.    Certain Additional Payments and Consideration.  In addition to the above payments:

i)      Employer shall pay Executive a cash retention bonus of fifty thousand dollars ($50,000) upon execution of this Agreement. In addition, Employer shall pay Executive an additional cash retention bonus of $50,000 on January 1, 2003.

ii)     Stock Options.  Executive shall be eligible to participate in Employer’s Incentive Stock Option Plan (“Option Plan”).  The number of any options and the terms and conditions of those options shall be determined in the sole discretion of the Board or the Compensation Committee of the Board.

iii)    Change of Control.  Notwithstanding any other provision of the Option Plan to the contrary, upon the occurrence of a Change in Control (as defined below), any unexercisable options issued to Executive pursuant to the Option Plan prior to the Change in Control shall become immediately exercisable in full; provided, however, that, at the election of the Board or the Compensation Committee of the Board, any such options may instead be cancelled, in exchange for which, Employer shall pay Executive a cash payment or a replacement award of equivalent value.  Furthermore, if a Change in Control occurs as a result of one of the events specified in (a), (c), (d) or (e) of subsection (iv) below and any unexercised options are to be exchanged for a replacement award or are to be cancelled in exchange for a cash payment in connection with such Change in Control, and (i) the value of such replacement award or the amount of such cash payment is less than (ii) 4% of the difference between (a) the total consideration paid to stockholders of Employer in connection with such Change in Control, less (b) the redemption value of the then outstanding Series A Senior Participating Convertible Preferred Stock of Employer issued pursuant to that certain Securities Purchase Agreement, dated as of April 14, 2000, Executive shall be entitled to receive an additional cash payment equal to the amount by which the amount referred to in (ii) exceeds the amount referred to in (i).

iv)           For purposes of this Agreement, a “Change in Control” of Employer shall occur upon any of the following:

a)     any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than (1) Employer or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of Employer or (3) any corporation owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their ownership of the common stock of Employer), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such person any securities acquired directly from Employer or its affiliates) representing fifty-one percent (51%) or more of the combined voting power of Employer’s then outstanding voting securities;

b)    during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board (such board of directors being referred to herein as the “Original Board”), together with any new director whose election by the Original Board or nomination for election by Employer’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least seventy percent (70%) of such Original Board;

c)     the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding without conversion or by being converted into voting securities of the surviving or parent entity) fifty-one percent (51%) or more of the combined voting power of the voting securities of Employer or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Employer (or similar transaction) in which no “person” acquires fifty-one percent (51%) or more of the combined voting power of Employer’s then outstanding securities;

d)    the stockholders of Employer approve a plan of complete liquidation of Employer;

e)     there occurs a closing of a sale or other disposition by Employer of all or substantially all of Employer’s assets; or

f)     Employer ceases to have a class of stock registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange of 1934, as amended and following such cessation of registration, Executive is no longer employed as the chief executive officer of Employer.

5.     Expense Reimbursement and Other Benefits.

A.    Reimbursement of Expenses.  During the term of this Agreement, without duplication of the reimbursement provided in Section 5A hereof, Employer shall reimburse Executive for all reasonable business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by Employer.

B.    Employee Benefits.  During the term of this Agreement, Executive shall be entitled to participate in all employee benefit programs of Employer to the same extent that other senior executive officers of Employer are entitled to participate.

C.    Housing and Travel Allowance.  During the term of this Agreement, Employer shall provide reimbursement to Executive of up to fifty thousand dollars ($50,000) per year for all reasonable and documented costs associated with Executive’s travel to, and from, his residence, local housing, automobile costs and other costs directly related to Executive’s housing or travel.

D.    Vacation.  During the term of this Agreement, Executive will be entitled to four (4) weeks paid vacation for each year.  Executive will also be entitled to the paid holidays and other paid leave set forth in Employer’s employment policies, a copy of which has previously been provided to Executive.  Vacation days and holidays during any fiscal year that are not used by Executive during such fiscal year may not be carried over and used in any subsequent fiscal year.  Executive will begin to accrue personal days on the first day of the month following date of employment at the rate of 1.67 days per month.

E.     Retirement Plan.  Executive will be eligible to participate in Employer’s 401(k) Savings Plan as of the first day of the month coinciding with, or following, three (3) months employment with Employer, subject to the terms thereof.

6.     Restrictions

A.    Non-competition.  During the term of this Agreement and for a two (2) year period after expiration or any termination of term of this Agreement, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever (i) engage in whole or in part, in any business in competition with the business of Employer or any of its subsidiaries or (ii) become associated with, employed by, enter into a business relationship with, or become a stockholder or other equity holder of, any client of Employer who was a client of

Employer for at least twelve (12) months prior to Executives departure; provided that the restriction contained in subclause (ii) of this Section 6A shall not apply to Executive’s ownership of or the acquisition by Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Exchange Act and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the NASDAQ Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than fifty percent (50%) of any class of capital stock of such corporation.

B.    Nondisclosure.  During the term of this Agreement and for a two (2) year period after the expiration or any termination of the term of this Agreement, Executive shall not at any time disclose, divulge, communicate, use to the detriment of Employer or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined).  Any Confidential Information or data now or hereafter acquired by the Executive relating to the business of Employer (which shall include, but not be limited to, information concerning Employer’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of Employer that is received by Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to Employer with respect to all such information.  For purposes of this Agreement, “Confidential Information” means all information disclosed to Executive or known by Executive as a consequence of, or through, his employment by Employer (including information conceived, originated, discovered or developed by Executive) prior to or after the date hereof, and not generally known to the public about Employer or its businesses.  Notwithstanding the foregoing, nothing herein shall be deemed to restrict Executive from disclosing Confidential Information that Executive clearly demonstrates was or became generally available to the public other than as a result of disclosure by the Executive or by any other person known by Executive to have a duty of confidentiality to the Employer.

C.    Nonsolicitation of Employees and Clients.  During the term of this Agreement and for a two (2) year period after the expiration or any termination of the term of this Agreement, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) solicit for employment or attempt to employ or enter into any contractual arrangement with any employee or former employee or independent contractor of Employer or any of its subsidiaries, unless such employee or former employee or former independent contractor, has not been employed by Employer for a period in excess of six months prior to such expiration or termination date, or unless Executive shall obtain the approval of Employer, (ii) solicit or encourage any client of Employer or its subsidiaries to terminate or diminish substantially its relationship with Employer or any of its subsidiaries, and/or (iii) make known the names and addresses of Employer’s clients or customers, unless such information does not constitute Confidential Information hereunder.

D.    Ownership of Developments.  All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for Employer or its customers (collectively, the “Work Product”) shall belong exclusively to Employer and shall, to the extent possible, be considered a work made by the Executive for hire for Employer within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by Executive for hire for Employer, Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest that Executive may have in such Work Product.  Upon the request of Employer, Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

E.     Books and Records.  All books, records, and accounts relating in any manner to the clients and customers of Employer, whether prepared by Executive or otherwise coming into Executive’s possession, shall be the exclusive property of Employer and shall be returned immediately to Employer on termination of Executive’s employment hereunder or on Employer’s request at any time.

F.     Acknowledgment by Executive.  Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of Employer, and (ii) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not over broad, over long, or unfair and are not the result of overreaching, duress or coercion of any kind.  Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  Executive acknowledges and confirms that his special knowledge of the business of Employer is such as would cause Employer serious injury or loss if he were to use such ability and knowledge for the benefit of a competitor or were to compete with Employer in violation of the terms of this Section 6.  Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, Employer’s successors and assigns.  Executive therefore agrees that, in addition to any other remedies available to it, Employer shall be entitled to obtain preliminary and permanent injunctive relief against any breach of this Section 6, without having to post bond.

G.    Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

H.    Extension of Time.  If Executive shall be in violation of any provision of this Section 6 then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If Employer seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by Executive.

I.      Survival.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.     Disability or Death.  If, during the term of this Agreement, Executive dies or is unable to perform his services by reason of illness or incapacity, for a period of sixty (60) consecutive days or three (3) months out of any six (6) month period (such inability to perform referred to herein, as a “Disability”), Employer may, at its option, upon written notice to Executive, terminate the Executive’s employment hereunder.  In such event, Executive or his estate, in the event of the death of Executive, shall be entitled to receive his current Annual Base Salary for the shorter of (a) one (1) year following the date of death or Disability, and (b) the remainder of the term of this Agreement, in either case, payable during such period in accordance with Employer’s then current payroll practices.  Employer shall also continue to pay the premiums for the same or substantially similar welfare benefits for such period.  In the event that such entitlement is not allowed by law, Executive or Executive’s estate shall be entitled to the cash equivalent of that benefit.  Other than as set forth above, Employer shall have no further liability hereunder to Executive upon a termination pursuant to this Section 7.

8.     Termination for Cause.

Employer shall have the right to terminate Executive’s employment hereunder for Cause (as defined below).  Upon any termination pursuant to this Section 8, Employer shall pay to Executive any unpaid Annual Base Salary through the effective date of termination specified in such notice.  Employer shall have no further liability hereunder (other than for reimbursement for reasonable business, housing and travel expenses incurred prior to the date of termination in accordance with Section 5A).  For purposes hereof, the term “Cause” shall mean (a) Executive’s material breach of this Agreement, (b) Executive’s conviction of a felony, (c) Executive’s personal dishonesty directly affecting Employer, (d) Executive’s willful misconduct or gross negligence in the performance of Executive’s duties hereunder (which shall require prior written notice to Executive from the Board unless not curable or such misconduct is materially injurious to Employer) or (e) breach of a fiduciary duty involving personal profit to Executive.

9.     Termination Without Cause.

A.    At any time, Employer shall have the right to terminate Executive’s employment hereunder by written notice to Executive.  Any demotion resulting in a material adverse change in the duties, responsibilities or role, or reporting relationships of Employee, including upon a Change in Control, shall be treated as a termination without cause of the Executive.  Upon any termination pursuant to this Section 9 (that is not a termination under any of Sections 7, 8, or 10), Employer shall pay to Executive (i) his current Annual Base Salary for the shorter of (a) one (1) year, and (b) the remainder of the term of this Agreement, (ii) any earned performance bonus prorated as of the date of termination, and (iii) the retention bonus required to be paid pursuant to the second sentence of Section 4C(i), if such termination occurs prior to January 1, 2003.  Executive shall receive payment of such termination amount in equal installments for the shorter of (a) one (1) year, and (ii) the remainder of the term of this Agreement, in accordance with Employer’s then current payroll practices; provided, however, that if such termination occurs following a Change in Control, Executive shall be entitled to elect to receive such termination amount in a single lump sum .  Employer shall also continue to pay the premiums for the same or substantially similar welfare benefits for the shorter of (a) one (1) year, and (ii) the remainder of the term of this Agreement.  In the event such entitlement is not allowed by law, Executive shall be entitled to the cash equivalent of that benefit.

B.    In the event of a termination pursuant to Section 9A hereof, all stock options previously granted to Executive under the Option Plan shall continue to be exercisable in accordance with the original vesting schedule with respect to such option grants.

                C.    Other than as set forth above, Employer shall have no further liability hereunder (other than for reimbursement for reasonable business, housing and travel expenses incurred prior to the date of termination in accordance with Section 5A) to Executive upon a termination pursuant to this Section 9.

10.   Termination by Executive.

A.    Executive shall at all times have the right upon thirty (30) days prior written notice to Employer, to terminate his employment hereunder.

B.    Upon any termination pursuant to this Section 10 by Executive without “Good Reason” (as defined below), Employer shall pay to Executive any unpaid Annual Base Salary through the effective date of termination specified in such notice.  Employer shall have no further liability hereunder (other than for reimbursement for reasonable business, housing and travel expenses incurred prior to the date of termination in accordance with Section 5A) to Executive upon a termination pursuant to this Section 10B.

C.    Upon any termination pursuant to this Section 10 by Executive for “Good Reason”, Employer shall pay to Executive the same amounts that would have been payable by Employer to Executive under, and in the same manner provided by, Section 9 of this Agreement (including the election of the Executive to receive such payment in a single lump sum) as if Executive’s employment had been terminated by Employer without Cause.  Employer shall have no further liability hereunder (other than for reimbursement for reasonable business, housing and travel expenses incurred prior to the date of termination in accordance with Section 5A) to Executive upon a termination pursuant to this Section 10C.

D.    For purposes of this Agreement, “Good Reason” shall mean:

i)      the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive.

ii)     any failure by Employer to comply with any of the material provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Executive; or

iii)    in the event that (A) a Change in Control (as defined in Section 4 hereof) shall occur during the term of this Agreement, and (B) prior to the earlier of the expiration of the term of this Agreement and six (6) months after the date of the Change in Control, Executive’s employment is terminated by Employer or any successor thereto without Cause.

11.   Taxes.  All payments made to Executive under this Agreement shall be reduced by any tax or other amount required to be withheld by Employer under applicable law.

12.   Reductions.  Notwithstanding anything to the contrary contained in this Agreement, (a) any and all payments and benefits to be provided to Executive hereunder are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over Employer, and (b) the payments and benefits to which Executive would be entitled as a result of a Change of Control shall be reduced to the maximum amount for which Employer will not be limited in its deduction pursuant to Section 28OG of the Internal Revenue Code of 1986, as amended, or any successor provision.  Any such reduction shall be applied to the amounts due to Executive in such manner as Executive may reasonably specify within thirty (30) days following notice from Employer of the need for such reduction or, if Executive fails to so specify timely, as determined by Employer.

13.   Waivers.  It is understood that either party may waive the strict performance of any covenant or agreement made herein; however, any waiver made by a party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or agreement shall not be considered a waiver of any other covenant or agreement unless specifically stated in writing as aforementioned.

14.   Savings Provisions.  The invalidity, in whole or in part, of any covenant or restriction, or any section, subsection, sentence, clause, phrase or word, or other provisions of this Agreement, as the same may be amended from time to time shall not affect the validity of the remaining portions thereof.

15.   Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without giving effect to its choice of law provision.

16.   Notices.  If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service) receipt requested), in each case addressed to the party for whom it is intended as follows (or such other addresses as either party may designate by notice to the other party, at the Parent Employer’s or Employer’s then principal executive offices):

If to Employer:	enherent Corp.
12300 Ford Rd., Suite 450
Dallas, Texas 75234
Attention: EVP Human Resources

With a copy to:	enherent Corp.
12300 Ford Rd., Suite 450
Dallas, Texas 75234
Attention: Corporate Counsel

If to Executive:	At the most recent home address of
Executive on the official records of
Employer.

17.   Default.  In the event either party defaults in the performance of its obligations under this Agreement, the non-defaulting party may, after giving 30 days’ notice to the defaulting party to provide a reasonable opportunity to cure such default, proceed to protect its rights by suit in equity or an action at law.

18.   No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than Employer, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

19.   Successors.  This Agreement shall inure to the benefit of and be binding upon the Executive and the Executive’s assigns, heirs, representatives or estate.

                IN WITNESS WHEREOF, by its appropriate officer, signed this Agreement and Executive has signed this Agreement, as of the day and year first above written.

AGREED TO BY:		AGREED TO BY

Executive:		enherent Corp.:

/s/ Dan S. Woodward		/s/ Jack D. Mullinax
Dan S. Woodward		Jack D. Mullinax
		Title:	EVP Corporate Services

Date:	4/30/02	Date:	4/30/02

Compensation Committee:
/s/ Irwin Sitkin
Irwin Sitkin
Chairman, Compensation Committee

		Date:	5/2/02